UNITED STATES

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Westside Energy Corporation

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On January 2, 2007, Westside Energy Corporation (the “Company”) announced that it has entered into a definitive agreement to combine with privately held Crusader Energy Group (which includes Knight Energy Group, LLC; Knight Energy Group II, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC). Set forth below is the press release announcing the transaction.

FOR IMMEDIATE RELEASE

For Further Information

Contact: Sean J. Austin

Vice President and CFO

(214) 522-8990 x 1117

www.westsideenergy.com

Westside Energy Combines With Crusader Energy;

Combination Creates Company With Large and Diverse Asset Base

DALLAS – (PR Newswire) – January 2, 2008 – Westside Energy Corporation (AMEX: WHT) (Westside) today announced that it entered into a definitive agreement to combine with privately held Crusader Energy Group (which includes Knight Energy Group, LLC; Knight Energy Group II, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC) (Crusader) of Oklahoma City. The Board of Directors of Westside unanimously approved the transaction, with closing subject to regulatory approvals and other customary conditions, as well as approval by shareholders of Westside Energy. Closing is anticipated to occur during the second quarter of 2008.

DETAILS OF THE COMBINED COMPANY

The combination of Westside and Crusader will create a growth-oriented oil and gas company with a large unconventional resource base. With a primary goal to rapidly develop its extensive proved undeveloped and probable reserve base, the combined company will have:

•	An expected total net proved reserve base of more than 150 Bcfe, 80% natural gas, as of December 31, 2007 with an estimated reserve life of 15.8 years.

•	2007 year-end production rate greater than 26,000 Mcfe per day, 75% natural gas.

•

Total acreage position in excess of 765,000 gross acres, or approximately 316,000 net acres, which provides for a large inventory of drilling locations and unrisked resource potential. Ninety-two percent of the gross acreage is undeveloped. The combined company’s assets are located primarily in the Ft. Worth Basin Barnett Shale, Delaware and Val Verde Basins in West Texas, Oklahoma’s Anadarko Basin and Central Uplift, and the Bakken Shale of the Williston Basin.

•	A strong balance sheet expected to allow for funding of capital expenditures from operating cash flow and debt without the need for further equity issuance absent significant acquisitions.

•	The 2008 capital expenditure budget is preliminarily estimated to be more than $180 million, funded through cash flow and additional borrowings.

•	The transaction is expected to be accretive for Westside’s shareholders on a cash flow per share basis.

FINANCIAL TERMS

Under the terms of the definitive agreement, Westside, in exchange for acquiring all the ownership interests in Crusader, will issue approximately 152.4 million shares of its common stock to the Crusader holding companies, subject to an increase of up to 19.3 million shares to reflect potential additional cash contributions into Crusader of up to $58 million prior to closing (such increase to occur on the basis of one share for each $3 contributed), and will issue options to purchase an additional 35 million shares of its common stock at an exercise price of $3.00 per share to the Crusader management team.

As of the closing, should all 19.3 million additional shares be issued, Westside will have approximately 198.1 million shares of common stock outstanding. In addition, the existing $68 million of Crusader debt will remain in place or be refinanced in connection with the transaction. As of December 31, 2007, Westside has approximately $29 million of total debt.

COMBINED COMPANY BOARD OF DIRECTORS AND MANAGEMENT

Following approval of Westside Energy stockholders, the combined company will be renamed Crusader Energy Group Inc. and be headquartered in Oklahoma City. Mr. Robert J. Raymond will serve as the Chairman of the Board of Directors.

Joining Mr. Raymond is a highly experienced management team with a proven track record of value creation led by industry veteran David D. Le Norman who will serve as the company’s Chief Executive Officer and President. Other senior officers include John G. Heinen who will serve as the company’s Chief Financial Officer, Paul E. Legg who will serve as the company’s Chief Operating Officer, and Charles L. Mullens, Jr. who will serve as the company’s General Counsel. Entities affiliated with Greenhill Capital Partners, Reservoir Capital Group, RCH Energy and D.E. Shaw/Laminar, which are currently large private investors in certain of the Crusader entities, will be significant stockholders of the company after closing.

At the close of the transaction, all existing members of Westside’s Board of Directors will resign and be replaced by Crusader nominees.

MANAGEMENT COMMENTS

Keith D. Spickelmier, Chairman of Westside Energy said: “The combination of Westside and Crusader creates a unique company with long-lived reserves and drilling opportunities in some of the most exciting basins in the U.S. Subsequent to shareholder approval, Westside’s shareholders will have ownership in a company with a considerably more diverse and larger set of assets led by a talented pool of oil and gas professionals. We believe this transaction creates an exciting opportunity for all involved.”

Robert J. Raymond, who will serve as the combined company’s Chairman subsequent to Westside Energy shareholders approval said: “This transaction positions Westside and ultimately Crusader Energy as a company with tremendous future potential. We believe that by marrying the following three elements the potential for significant value creation exists: 1) large, relatively undeveloped asset base centered on unconventional resource plays with the potential for significant additional scale, 2) technically focused management team with a history of operational success and value creation in the upstream sector of the oil and gas business, and 3) competitive cost of capital coupled with high financial return projects and the ability to largely fund future development without the need for additional equity and associated dilution.”

The future CEO/President of the company, David D. Le Norman, added, “The plan is all about execution. We have the funding, a capable staff, and the additional opportunities of the Westside acreage position to propel our reserve and production growth. The goal is sequential and focused growth on additions to our reserves and production at attractive finding and development costs. We will endeavor to achieve operating results with above industry average operating margins.”

ADVISORS

Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor to Westside.

ABOUT WESTSIDE ENERGY

Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. Westside expects total net proved reserves at December 31, 2007 of approximately 21 Bcfe, 95% natural gas. The company’s acreage position is made up of approximately 82,000 gross acres (68,000 net acres) all located in the Ft. Worth Basin’s prolific Barnett Shale producing fairway. Westside owns working interests in approximately 50 gross wells (16 net) with production of approximately 6,000 Mcfe per day. For more information about Westside Energy, please visit the Company’s website: www.westsideenergy.com.

ABOUT CRUSADER ENERGY

Oklahoma City-based Crusader Energy is an oil and gas company with assets focused in various producing domestic basins. The company has a primary focus on the development of unconventional resource plays which includes the application of horizontal drilling and cutting edge completion technology aimed at developing shale and tight sand reservoirs. The Crusader assets consist of approximately 683,000 gross acres (248,000 net) located in various domestic basins, the majority of which are in the Ft. Worth Basin Barnett Shale, Delaware Basin, Val Verde Basin, Anadarko Basin and Central Uplift, and the Bakken Shale of the Williston Basin. The acreage is currently estimated to be 90% undeveloped. Crusader operates approximately

70% of its production, with daily production of approximately 20,000 Mcfe per day (75% natural gas). Crusader expects total net proved reserves at December 31, 2007 of greater than 130 Bcfe, approximately 77% natural gas.

ADDITIONAL INFORMATION

The proposed combination will be submitted to Westside’s stockholders for their consideration, and Westside will file with the SEC a definitive proxy statement to be used by Westside to solicit the approval of its stockholders for the proposed combination. Westside may also file other documents concerning the proposed acquisition. Current and potential stockholders are urged to read the proxy statement regarding the proposed acquisition when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement. They will contain important information. Free copies of the proxy statement, as well as other filings containing information about Westside will be available at the SEC’s Internet Site (http://www.sec.gov). When issued, copies of the proxy statement may also be obtained, without charge, by directing a request to: Westside Energy Corporation, 3131 Turtle Creek Blvd Suite 1300, Dallas, Texas 75219, or by telephone at (214) 522-8990.

Westside and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Westside in connection with the proposed combination. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed acquisition when it becomes available.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Except for historical information, statements made in this release, including those relating to the pending acquisition of Crusader, estimates of oil and gas reserves, and future expenses are forward-looking statements as defined by the Securities and Exchange Commission. The pending acquisition of Crusader is subject to approval of the acquisition by the Westside stockholders, and these statements assume the Westside stockholders approve the acquisition and are based on other assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Westside’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the failure of the Westside stockholders to approve the acquisition, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Westside’s periodic reports and other documents filed with the SEC. Westside undertakes no obligation to publicly update or revise any forward-looking statements.